Exhibit 10.4

TAX RECEIVABLE AGREEMENT

dated as of             , 2011

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of             , 2011, is hereby entered into by and among Manning & Napier, Inc., a Delaware corporation (the “Corporation”), Manning & Napier Group, LLC, a Delaware limited liability company (“MNG”), and each of the other undersigned parties hereto identified as “Members.”

RECITALS

WHEREAS, the Members hold Class A Units (“Units”) in MNG, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporation is the managing member of, and holds Class A Units in MNG;

WHEREAS, the Members shall from time to time transfer or sell their Units to the Corporation (an “Exchange”, and each such date an Exchange occurs, an “Exchange Date”) in connection with the initial public offering of Class A common stock of the Corporation (“Class A Shares”) or pursuant to the Exchange Agreement (as defined below) in exchange for cash or the Class A Shares;

WHEREAS, MNG and each of its direct and indirect subsidiaries which are treated as partnerships for U.S. federal income tax purposes (MNG or each such subsidiary, a “Partnership Subsidiary”) have or will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is expected to result in an adjustment to the Tax basis of the assets owned by MNG and such subsidiaries, solely with respect to the Corporation; and

WHEREAS, the parties to this Agreement desire to make certain arrangements to treat a portion of any tax benefits realized by the Corporation as a result of any Exchange as additional consideration for the Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advisory Firm” means an independent law or accounting firm that is nationally recognized as being expert in Tax matters.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls (as defined below), is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b).

“Applicable Member” means in respect of that portion of any Tax Benefit Payment that arises from an Exchange or a deemed Exchange pursuant to clause (v) of the definition of “Valuation Assumptions”, the Exchanging Member or Member deemed to Exchange, as applicable.

“Basis Adjustment” means the adjustment (which can be positive or negative) to the Tax basis of an Exchange Asset as a result of an Exchange and the payments made pursuant to this Agreement, as calculated under Section 2.01, under Section 732(b) of the Code (in a situation where, as a result of one or more Exchanges, MNG becomes an entity that is disregarded as separate from its owner for Tax purposes), Section 1012, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, MNG remains in existence as an entity for Tax purposes) or otherwise, as applicable, and, in each case, comparable sections of state, local and foreign Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions thereto) other than the Members, their Affiliates and their Permitted Transferees:

(A) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of the Corporation;

(B) in the context of a consolidation, merger or other corporate reorganization in which the Corporation is not the surviving entity, has 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis; or

(C) has obtained the power (whether or not exercised) to elect a majority of the directors of the Corporation or its successors;

(ii) the Corporation or its successors, together with the Members and their respective Permitted Transferees, cease to own 50% or more of the equity interests of MNG; or

(iii) the sale of all or substantially all the assets of the Corporation or of MNG.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the U.S. federal, state, local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes for any Taxable Year.

“Cumulative Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 300 basis points.

“Deferrable Portion” is defined in Section 3.01(a).

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870—AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Dispute” is defined in Section 7.08(a).

“Early Termination Conditions” means, with respect to an Early Termination Payment, following: (i) an Early Termination Schedule becoming final and binding, and (ii) either (A) no Payment Condition is applicable or (B) a Payment Condition has been satisfied.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Schedule” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means LIBOR in effect on the applicable date plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the exchange agreement by and among the Corporation and the Members dated [            ], 2011, as the same may be amended from time to time in accordance with the terms thereof.

“Exchange Assets” means each asset that is held by MNG or by any of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.02.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Expert” is defined in Section 7.09.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or MNG, but only with respect to income realized by MNG the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) but using the Non-Stepped Up Tax Basis instead of the Tax basis of the Exchange Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Initiating Party” is defined in Section 7.08(a).

“Interest Amount” is defined in Section 3.01(b).

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, as published by Reuters (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to MNG, the Amended and Restated Limited Liability Company Agreement dated             , 2011, among the Corporation and the Members, as the same may be amended from time to time in accordance with the terms thereof.

“Market Value” means, with respect to the Class A Shares, on any given date: (i) if the Class A Shares are listed for trading on the New York Stock Exchange, the closing sale price per share of the Class A Shares on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Shares are not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act, on which the Class A Shares are listed, (iii) if the Class A Shares are not so listed on a national securities exchange, the last quoted bid price for the Class A Shares on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Class A Shares are not so quoted by Pink Sheets LLC or a similar organization such value as the Board, in its sole discretion, shall determine in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Member” means M & N Group Holdings, LLC, Manning & Napier Capital Company, LLC, and any other Person that becomes a Member pursuant to Section 7.06.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Notice” is defined in Section 7.01.

“Objection Notice” is defined in Section 2.04(a).

“Opt Out Notice” is defined in Section 3.04(a).

“Panel” is defined in Section 7.08(a).

“Partnership Subsidiary” is defined in the Recitals of this Agreement.

“Payment Conditions” is defined in Section 3.01(c).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” shall mean any of the Permitted Transferees (as defined in the LLC Agreement).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return), determined, for the avoidance of doubt, using the “with or without” methodology. If in connection with an audit of any Taxable year of the Corporation (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) the relevant Taxing Authority asserts, in writing, that it proposes to increase the Tax liability of the Corporation, then for purposes of determining the Realized Tax Benefit for the year in which such assertion is made, the amount of such increase shall be included (tentatively) as an actual Tax liability to the extent it relates to the denial of any tax benefit arising from a Basis Adjustment. The amounts taken into account in determining the Realized Tax Benefit for subsequent tax periods similarly shall be calculated as though the Corporation and any Partnership Subsidiary filed its tax returns on the basis that such asserted tax positions were correct. If there is a Determination with respect to the Taxable Year to which such assertion relates or any subsequent taxable year, for all purposes under this Agreement, the Net Tax Benefit for such years shall be recalculated to properly reflect the difference, if any, between the amount of liability fixed by such Determination and liability taken into account in calculating the Realized Tax Benefit for the year. For the avoidance of doubt, if such recalculation results in an increased Net Tax Benefit for any year, the Interest Amount of any corresponding Tax Benefit Payment shall accrue from date specified in Section 3.01(b) for such Tax Benefit Payment.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) over the Hypothetical Tax Liability for such Taxable Year determined, for the avoidance of doubt, using the “with or without” methodology. If in connection with an audit of any Taxable year of the Corporation (or a Partnership Subsidiary, but only with respect to income realized by the

Partnership Subsidiary the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) the relevant Taxing Authority asserts, in writing, that it proposes to increase the Tax liability of the Corporation, the for purposes of determining the Realized Tax Detriment for the year in which such assertion is made, the amount of such increase shall be included (tentatively) as an actual Tax liability to the extent it relates to the denial of any tax benefit arising from a Basis Adjustment. The amounts taken into account in determining the Realized Tax Detriment for subsequent tax periods similarly shall be calculated as though the Corporation and any Partnership Subsidiary filed its tax returns on the basis that such asserted tax positions were correct. If there is a Determination with respect to the Taxable Year to which such assertion relates or any subsequent taxable year, for all purposes under this Agreement, the Net Tax Detriment for such years shall be recalculated to properly reflect the difference, if any, between the amount of liability fixed by such Determination and liability taken into account in calculating the Realized Tax Detriment for the year. For the avoidance of doubt, if such recalculation results in an increased Net Tax Benefit for any year, the Interest Amount of any corresponding Tax Benefit Payment shall accrue from date specified in Section 3.01(b) for such Tax Benefit Payment.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” means those procedures set forth in Section 7.09.

“Responding Party” is defined in Section 7.08(a).

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Scheduled Termination Date” is defined in Section 4.04.

“Senior Obligations” is defined in Section 5.01.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax or Taxes” means any and all U.S. federal, state, local and foreign tax, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest or penalties related to such tax.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.03.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Ruling” means a binding ruling by a Taxing Authority with respect to Taxes.

“Taxable Year” means a Taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date or the Change of Control, as applicable, the Corporation will have sufficient Taxable income to fully offset the deductions and losses in such Taxable Year attributable to any Basis Adjustment, increased depreciation or amortization deductions attributable to an Exchange, and Imputed Interest, (ii) the U.S. federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date or the Change of Control, as applicable, (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, and (iv) if, at the Early Termination Date or the Change of Control, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date or the Change of Control, as applicable.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01. Basis Adjustment.

(a) Exchange Assets. For purposes of this Agreement, as a result of an Exchange, MNG (and each direct and indirect subsidiary of MNG that is treated as a partnership for U.S. federal income tax purposes) shall be entitled to a Basis Adjustment for each Exchange Asset with respect to the Corporation, the amount of which Basis Adjustment will be the excess (whether positive or negative) of (i) the sum of (x) the Market Value of the Class A Shares, cash or the amount of any other consideration transferred to the Applicable Member pursuant to the Exchange as payment for the exchanged Units, to the extent attributable to such Exchange Assets, (y) the amount of the payments to be made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Exchange Assets, and (z) the amount of debt and other liabilities allocated to the Units acquired pursuant to such Exchange, to the extent attributable to such Exchange Assets; over (ii) the Corporation’s share of MNG’s (or such subsidiary partnership’s) basis in such Exchange Assets immediately after the Exchange, attributable to the Units exchanged, determined as if (x) MNG (or such subsidiary partnership) remained in existence as an entity for Tax purposes and (y) MNG (or such subsidiary partnership) had not made the election provided by Section 754 of the Code.

(b) Imputed Interest. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02. Exchange Basis Schedule. Within [45] calendar days after the filing of the U.S. federal income Tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of federal income Taxes, (a) the actual unadjusted Tax basis of the Exchange Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (c) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable, (d) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable, and (e) the amount of the payments to be made pursuant to this Agreement with respect to the Exchanges in such Taxable Year, determined in the Corporation’s reasonable discretion.

Section 2.03. Tax Benefit Schedule. Within 45 calendar days after the filing of the U.S. federal income Tax return of the Corporation for any Taxable Year in which there is a Realized

Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to the Applicable Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver to the Applicable Member schedules and work papers providing reasonable detail regarding the preparation of such Schedule and (ii) allow the Applicable Member reasonable access, at no cost to the Applicable Member, to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Member, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, the Corporation and the Applicable Member shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Within ten business days of a Tax Benefit Schedule that was delivered to an Applicable Member becoming final in accordance with Section 2.04(a), the Corporation shall pay to the Applicable Member for such Taxable Year the portion, if any, of the Tax Benefit Payment with respect thereto determined pursuant to Section 3.01(b) with respect to which the

Payment Conditions have been satisfied. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Member previously designated by such Member to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal income Tax payments. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay any portion of a Tax Benefit Payment, and the payment of such amount shall not be considered due for any purpose under this Agreement, unless and until the Payment Conditions have been satisfied with respect to such portion (any portion with respect to which the Payment Conditions have not been satisfied, a “Deferrable Portion”).

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of the Cumulative Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without regard to extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date of the portion of the Net Tax Benefit to which such Interest Amount relates. For the avoidance of doubt, and without duplication, the Interest Amount with respect to a Deferrable Portion of a Tax Benefit Payment shall accrue from the due date of the relevant Tax Return until such Deferrable Portion is paid to the Applicable Member. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions in clauses (i) and (iii) of the definition of Valuation Assumptions.

(c) The “Payment Conditions” shall be satisfied with respect to any portion of a Tax Benefit Payment upon the earliest to occur of:

(i) the receipt by the Corporation of a Tax Ruling that, in the reasonable judgment of the Corporation, after consultation with the Advisory Firm and the Corporation’s auditors, confirms that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year;

(ii) the receipt by the Corporation of (a) a written opinion issued by the Advisory Firm identifying any Exchange Assets that are amortizable without regard to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, together with (if the opinion relates to less than all of the Exchange Assets) (b) a valuation report prepared by a nationally recognized appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Exchange Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Corporation’s auditors and/or tax preparers, as applicable, to conclude that the

Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Corporation’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit); or

(iii) a final Determination with respect to the Corporation’s liability for Taxes for the relevant Taxable Year that conclusively determines the amount of Realized Tax Benefit.

Notwithstanding anything to the contrary contained herein, Exchange Assets that are not, in the reasonable judgment of the Corporation, after consultation with the Advisory Firm and the Corporation’s auditors, section 197 intangible within the meaning of section 197(d)(1) of the Code, shall be treated as satisfying the requirement of Section 3.01(c)(ii)(a).

The Corporation shall make reasonable efforts to determine whether the Payment Conditions are satisfied with respect to an amount of any Tax Benefit Payment before delivering the Tax Benefit Schedule for a Taxable Year, and in any event as soon as reasonably practicable thereafter.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Realized Tax Benefit, and the Interest Amount thereon, being paid to the Members pursuant to this Agreement upon and subject to the satisfaction of the Payment Conditions.

Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent that (i) the Corporation’s deductions with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Member in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this Section 3.03, as applicable.

ARTICLE 4

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all Members at any time by paying to the Members the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Members, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Members nor the

Corporation shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed by the Corporation acting in good faith and the Applicable Member to be due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, Title 11, U.S.C., or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed by the Corporation acting in good faith and any Applicable Member to be due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) The Corporation, MNG and each of the Members hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, or upon the occurrence of a Change of Control, the Corporation shall deliver to each present or former Member a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment including that portion of the Early Termination Payment that has satisfied the Payment Conditions and that portion of the Early Termination Payment that has not, as of the Early Termination Date, satisfied a Payment Condition. The Early Termination Schedule shall become final and binding on all parties unless an Applicable Member, within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the relevant Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination.

(a) Within 30 calendar days of the Early Termination Conditions being satisfied with respect to an Early Termination Payment (or a portion thereof), the Corporation shall pay to each Applicable Member an amount equal to the Early Termination Payment (or the portion thereof for which the Early Termination Conditions have been satisfied), plus interest calculated at the Agreed Rate from the due Early Termination Date until the Payment Date of such Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Member. For the avoidance of doubt, after the initial Early Termination Payment, the Corporation will be required to make additional payments to the Member with respect to the Deferrable Portion of the Early Termination Payment if and when a Payment Conditions has been satisfied with respect to such Deferrable Portion. In addition, the Corporation shall pay the Member an amount equal to the Realized Tax Benefit resulting from the sale of a non amortizable asset. Such payment shall be due 30 calendar days after such sale has closed.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Member the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Section 4.04. Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payment due and payable hereunder have been paid and the Determinations have been with respect to all such payments.

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02. Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Member when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Member Participation in the Corporation and MNG’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and MNG, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each relevant Member of, and keep such Member reasonably informed with respect to the portion of any audit of the Corporation and MNG by a Taxing Authority the outcome of which is reasonably expected to affect such Member’s rights and obligations under this Agreement, and shall provide to such Member reasonable opportunity to provide information and other input to the Corporation, MNG and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and MNG shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02. Consistency. The Corporation and the Applicable Member agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. In this regard, the Corporation and the Applicable Member agree to report any gain of the Member resulting from an Exchange as capital gain unless the Corporation is advised otherwise by an Advisory Firm. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless (a) otherwise required by law or (b) the Corporation and the Applicable Member agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. The Applicable Member shall (a) furnish to the Corporation in a timely manner such information, documents and other materials, or make such representations, as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above. The Corporation shall reimburse the Applicable Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. Any notice, request, claim, demand, approval, consent, waiver or other communication required or permitted to be given to any party in connection with this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 7.01), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail postage prepaid, return receipt requested), at the following locations (or at such other location for a party as shall be specified to the other parties by like Notice). Any Notice shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Corporation, to:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Harold Levine, Esq.

  Irwin Kishner, Esq.

if to MNG, to:

Manning & Napier Group, LLC

290 Woodcliff Drive

Fairport, New York 14450

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Harold Levine, Esq.

  Irwin Kishner, Esq.

if to M &N Group Holdings, LLC, to:

M &N Group Holdings, LLC

290 Woodcliff Drive

Fairport, New York 14450

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Harold Levine, Esq.

  Irwin Kishner, Esq.

if to Manning & Napier Capital Company, LLC, to:

Manning & Napier Capital Company, LLC

290 Woodcliff Drive

Fairport, New York 14450

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Harold Levine, Esq.

  Irwin Kishner, Esq.

Section 7.02. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one and the same instrument.

Section 7.03. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

Section 7.04. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; and Waivers.

(a) No Member may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Member shall have the option to assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.06(b). For the avoidance of doubt, if a Member transfers Units but does not assign to the transferee of such Units such Member’s rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and MNG and by Members who would be entitled to receive at least fifty one percent (51%) of the Early Termination Payments payable to all Members hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Principal pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all claims, disputes and other disagreements arising hereunder (each, a “Dispute”) which are not governed by Section 7.09, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non- performance of this Agreement (including the validity, scope and enforceability of this Section 7.08 and Section 7.09) shall be governed by this Section 7.08. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other party or parties to the Dispute, be submitted to arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who have substantial experience in tax matters. The arbitrators will act by majority decisions. Any decision of the arbitrators shall (i) be rendered in writing and shall bear the signatures of at least two arbitrators, and (ii) identify the members of the Panel, and the time and place of the award granted. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties hereto shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.08(a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.08(b), each Member (i) expressly consents to the application of Section 7.08(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member in writing of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.

(c) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby that is brought in accordance with Section 7.08(b) shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 7.01. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 7.01) in any suit action or proceeding brought in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09. Reconciliation. In the event that the Corporation and the relevant Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the relevant Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of the Corporation, the relevant Member shall pay all of the fees, or if the items in dispute are resolved 50% in favor of the Corporation and 50% in favor of the relevant Member, each of the Corporation and the relevant Member shall pay 50% of the fees of the Expert. Any Dispute as to whether a Dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the relevant Member and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Member.

Section 7.11. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501, et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole.

(b) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully Taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12. Confidentiality.

(a) Each Member and assignee acknowledges and agrees that the information of the Corporation and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning MNG and its Affiliates and successors or the other Members, learned by the Member heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation, MNG, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Members relating to such Tax treatment and Tax structure.

(b) If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), the Corporation shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. No Joint Venture. Parties hereto intend that the relationships created hereunder and under the Exchange Agreement be solely that of transferor and transferee of the Class A Units as determined herein. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among the parties nor to grant the exchanging Members any interest in the exchanged Class A Units other than that of a transferor.

Section 7.14. Partnerships. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and such Person shall be treated as a “Partnership Subsidiary” for all purposes of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation, MNG and each Member have duly executed this Agreement as of the date first written above.

Manning & Napier, Inc.

By:
Name:
Title:

Manning & Napier Group, LLC

By:
Name:
Title:

M&N Group Holdings, LLC

By:
Name:
Title:

Manning & Napier Capital Company, LLC

By:
Name:
Title:

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [                    ] by and among Manning & Napier, Inc, a Delaware corporation (the “Corporation”), Manning & Napier Group, LLC, a Delaware limited liability company (“MNG”), [M & N Group Holdings, LLC or Manning & Napier Capital Company, LLC], a Delaware limited liability company (the “Transferor”)], and [                            ] (“Permitted Transferee”).

WHEREAS, on              the Permitted Transferee acquired (the “Acquisition”) Units in MNG and, together with all other Units hereinafter acquired by the Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement dated as of [            ] 2011 (as the same may be amended from time to time, the “Tax Receivable Agreement”), among the Corporation, MNG and the other parties thereto), the “Acquired Interests”) from Transferor and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to [Section 7.06] of the Tax Receivable Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by [Sections 2.04, 4.02, 6.01, 6.02 and 7.12] of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Acquired Interests Permitted Transferee acquires hereafter. Permitted Transferee hereby acknowledges the terms of [Section 7.06(b)] of the Tax Receivable Agreement.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

                                                                          [PERMITTED TRANSFEREE]

Name:
Address:

Address for Notices: